Exhibit 16.1

March 15, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Crowdgather, Inc.

Commissioners:

We have read the statements made by Crowdgather, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Crowdgather, Inc. dated March 15, 2010. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

Quintanilla Accountancy Corporation

/s/ Quintanilla

Laguna Niguel, California